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                                                                   EXHIBIT 3.117

                          CERTIFICATE OF INCORPORATION

                                       OF

CSK Publishing Company Incorporated

      FIRST. - The name of this Corporation is CSK Publishing Company
Incorporated

      SECOND. - Its registered office in the State of Delaware is to be located at 229 South State Street, in the City of Dover, County of Kent.

The Registered Agent in charge thereof is The Prentice Hall Corporation System, Inc. at 229 South State Street, Dover Delaware 19901.

      THIRD. - The nature of the business and, the object and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz;

The purpose of the corporation is to engage in any Lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
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      FOURTH. - The amount of the total authorized capital stock of this corporation is, _______________________________________ divided into one thousand _______________ shares, of No-Par Value each.

      FIFTH. - The names and mailing addresses of each of the incorporator or incorporators are as follows:

     Name                                   MAILING ADDRESSES

Herbert J. Cohen                    161 Locust Ave., Rye, N.Y. 10580

Jules Kroll                         200 Locust Ave., Rye, N.Y. 10580

Stephen Schneider                   99-72 65th Road, N.Y., N.Y. 11374

      SIXTH. - the Directors shall have power to make and to alter or amend the By- Laws: to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.

      With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

      The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

      The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.


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      It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this Charter shall be regarded as independent objects, purposes and powers.

      WE, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true; and we have accordingly hereunto set our respective hands.

DATED as of this first day of

May ____________ 1979



                              /s/ Herbert J. Cohen
                              --------------------------------

                              /s/ Jules Kroll
                              --------------------------------

                              /s/ Stephen Schneider
                              --------------------------------